Exhibit 99.1

NEWS

Veeco Instruments Inc., 100 Sunnyside Blvd., Suite B, Woodbury, NY 11797 Tel. 516-677-0200 FAX 516-677-0380

FOR IMMEDIATE RELEASE

Financial Contact:  Debra Wasser, VP of IR & Corp. Comm., 516-677-0200, x1472

VEECO PROVIDES PRELIMINARY THIRD QUARTER RESULTS

Woodbury, NY, October 12, 2004–Veeco Instruments Inc. (Nasdaq: VECO) today announced that weak industry-wide capital equipment conditions, particularly in compound semiconductor, adversely impacted its results for the quarter ended September 30, 2004.

As a result, Veeco’s orders for the third quarter of 2004 are expected to be approximately $80 million, compared to $64 million in the third quarter of 2003 and $125 million in the second quarter of 2004.  (Veeco’s order guidance provided on 7/26/04 was $125-130 million).

Veeco expects third quarter 2004 revenues to be approximately $93 million, compared to $63 million in the third quarter of 2003 and $103 million in the second quarter of 2004.  (Revenue guidance was $105-110 million).

Veeco’s third quarter 2004 GAAP loss is expected to be between ($0.06) and ($0.04) per share, compared to third quarter 2003 GAAP loss of ($0.07) per share and GAAP earnings of $0.05 per diluted share in the second quarter of 2004.  (Veeco’s third quarter guidance was GAAP earnings between $0.06 and $0.09 per diluted share on a GAAP basis.)

Veeco’s third quarter earnings excluding amortization are expected to be between $0.04 and $0.06 per diluted share.  This compares to earnings excluding amortization and certain charges of $0.03 per diluted share for the third quarter of 2003 and $0.15 per diluted share for the second quarter of 2004. (Veeco’s third quarter guidance was earnings excluding amortization of between $0.15 and $0.18 per diluted share.)

Like many suppliers in the semiconductor capital equipment industry, Veeco typically books approximately 60% of its orders in the last several weeks of the quarter. However, in the third quarter, many of these late quarter orders did not occur as customers carefully managed their capital spending. Compared to the second quarter, Veeco’s orders for MOCVD equipment from light-emitting diode (LED) manufacturers decreased approximately 70%. This dramatic decrease in MOCVD business resulted from spending freezes initiated by many Asian customers at the end of the quarter, as they paused to absorb the significant amount of Veeco equipment purchased in the first half of 2004.  Veeco’s data storage and semiconductor orders declined approximately 30% from the second quarter, while scientific research orders increased approximately 20% from the same period.

Edward H. Braun, Chairman and CEO of Veeco, commented, “We are disappointed not only by our third quarter performance but by our lack of visibility of this slowdown.  In the near-term, we expect our customers’ current capital spending reluctance to continue, but believe it will be outweighed by their need to fund their 2005 new product technology roadmaps and to invest in the expected high growth of next-generation consumer electronics.  Despite this setback, we still expect 2004 to be a strong growth year for Veeco compared to 2003.  Veeco remains well positioned to provide leadership technologies for growth applications in semiconductor, data storage, compound semiconductor and scientific research.”

Based upon its current backlog and visibility, Veeco currently projects fourth quarter revenues in the range of $90-$100 million and orders in the range of $90-$95 million. Veeco intends to provide additional guidance for the fourth quarter on its conference call on October 25, 2004.

Veeco Third Quarter Results Conference Call

Veeco’s complete third quarter financial results will be distributed prior to the market opening on Monday, October 25, 2004.  A conference call reviewing these results has been scheduled for 10:00 am Eastern Time that same morning at 1-800-289-0569.  The call will also be webcast live on the Veeco Website at www.veeco.com. A replay of the call will be available until November 1, 2004 at 888-203-1112 or 719-457-0820 using confirmation code 994115 for access, or on the Veeco website.

About Veeco

Veeco Instruments Inc. provides solutions for nanoscale applications in the worldwide semiconductor, data storage, compound semiconductor/wireless and scientific research markets. Our Metrology products are used to measure at the nanoscale and our Process Equipment tools help create nanoscale devices. Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com/.

To the extent that this news release discusses expectations about market condition, market acceptance and future sales of Veeco’s products, Veeco’s future financial performance, or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include the challenges of continuing weakness in end market conditions and the cyclical nature of the compound semiconductor/wireless, data storage, semiconductor and research markets, risks associated with integrating acquired businesses and the acceptance of new products by individual customers and by the marketplace and other factors discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K ..

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